Exhibit 99.1


[LITTON LOGO]               LITTON LOAN SERVICING LP
                             An affiliate of C-BASS
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4828 Loop Central Drive                                 Telephone (713) 966-8801
Houston, Texas 77081                                          Fax (713) 960-0539


February 23, 2006

Trust Administration-GC05F1
Deutsche Bank National Trust Company
1761 East St. Andrew Place
Santa Anna, CA 92705-4934


RE:   Fremont Home Loan Trust 2005-1, Asset-Backed Certificates, Series 2005-1


To Whom It May Concern:

The undersigned officer of Litton Loan Servicing LP provides the Annual Statement as to Compliance as required by the Pooling and Servicing Agreement for the above referenced security and certifies that (i) a review of the activities of the Servicer during such preceding fiscal year (or such shorter period in the case of the first such report) and of performance under this Agreement has been made under my supervision, and (ii) to the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement for 2005.

Sincerely,


/s/ Janice McClure                      /s/ Ann Kelley
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Janice McClure                          Ann Kelley
Senior Vice President                   Secretary



Inv. 542